             As filed with the Securities and Exchange Commission on May 7, 1998
                                                    Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            CREDIT DEPOT CORPORATION
             (Exact name of Registrant as specified in its charter)


                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                    581909265
                      (I.R.S. Employer Identification No.)

        700 Wachovia Center, Gainesville, Georgia 30501, (770) 531-9927 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Ralph DeBee, President, Credit Depot Corporation, 700 Wachovia Center,
                   Gainesville, Georgia 30501, (770) 531-9927

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            Jonathan B. Reisman, Esq.
                           Reisman & Associates, P.A.
                       5100 Town Center Circle, Suite 330
                            Boca Raton, Florida 33486
                                 (561) 361-9300

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       Calculation of Registration Fee (1)

--------------------------------------------------------------------------------


Title of Each                                    Proposed                Proposed
Class of                                         Maximum                 Maximum                  Amount of
Securities to be         Amount to be            Offering Price          Aggregate                Registration Fee
Registered               Registered (2)          Per Unit (3)            Offering Price
-----------------------  ----------------------- ----------------------- -----------------------  ----------------------
Common Stock,            6,729,745 shares        $.96                    $6,460,555.20            $2,065.00
$.001 par value

(1) Pursuant to Rule 429 under the Securities Act of 1933, in addition to the shares being registered hereby, the Prospectus which is a part of this Registration Statement also relates to an aggregate of 1,689,885 shares of the Registrant's Common Stock, $.001 par value, which are being carried forward from the Registrant's Registration Statement on Form S-3, File No. 333-10125 for which a filing fee of $8,922.88 has previously been paid.

(2) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions.

(3) Based on the average of the closing high bid and low asked prices of the Common Stock as reported on the Nasdaq stock market on May 1, 1998.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which is a part of this Registration Statement is a combined Prospectus which also relates to 1,689,885 shares of the Registrant's Common Stock, $.001 par value, which were registered pursuant to the Registrant's Registration Statement on Form S-3, File No. 333-10125.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1993 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 7, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



PROSPECTUS


                            CREDIT DEPOT CORPORATION

                        8,419,630 SHARES OF COMMON STOCK


     This Prospectus relates to the public offering of up to 8,419,630 shares of Common Stock, $.001 par value (the "Common Stock") by the holders thereof (the "Selling Securityholders"). The Common Stock offered by the Selling Securityholders hereunder is outstanding or is issuable upon conversion or exercise of currently outstanding shares of 11% Convertible Redeemable Preferred Stock (the 11% Preferred Stock), a convertible bridge loan, 10% Convertible Secured Notes (the "10% Notes"), and warrants to purchase Common Stock. The Selling Securityholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, names of the Selling Securityholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Securityholders" and "Plan of Distribution."

     The Selling Securityholders and any broker-dealer, agents or underwriters that participate with the Selling Securityholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act") and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company and the Selling Securityholders have agreed to indemnify each other under certain circumstances. See "Plan of Distribution."

     On the date of this Prospectus, the Common Stock of the Company was traded in the over-the-counter market and was quoted on the Nasdaq SmallCap Market ("NASDAQ") under the symbol LEND. Such Common Stock may, however, be delisted from NASDAQ. See "Risk Factors." The last sale price of the Common Stock as reported by NASDAQ on May 4, 1998 was $1.00 per share.

     The Company is paying all the expenses of registering the Common Stock under the Securities Act as well as certain states (including related filing, legal, accounting, printing and miscellaneous fees and expenses) which are estimated at $20,000. The Company will not receive any of the proceeds from any sale of the Common Stock by the Selling Securityholders. The Selling Securityholders will severally pay or assume underwriting discounts, brokerage commissions or other charges incurred in any respective sale by them of the Common Stock.

THE SECURITIES OFFERED HEREBY INVOLVE SUBSTANTIAL RISKS. SEE "RISK
FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is           , 1998
                                                ----------
                                        2

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Commission's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. The address of the web site is http://www.sec.gov.

     The Company has filed registration statements on Form S-3 with the Commission (such registration statements including all amendments and exhibits thereto, called the "Registration Statements") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statements. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statements. Statements contained in the Prospectus concerning provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such references.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus should be read in conjunction with the following documents of the Company which have been filed with the Commission and are hereby incorporated by reference into this Prospectus:

              (i) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 1997;

              (ii) the Company's Proxy Statement dated November 21, 1997 for the Annual Meeting held on December 23, 1997;

             (iii) Supplement dated December 8, 1997 to the Company's Proxy Statement dated November 21, 1997;

              (iv) the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1997, and December 31, 1997;

              (v) the Company's Current Report on Form 8-K dated February 9, 1998 (the "February Current Report");

              (vi)   the Company's Issuer Tender Offer Statement filed on
                     Schedule 13E-4 dated September 26, 1997;

              (vii) the Company's Current Report on Form 8-K dated October 27, 1997; and

              (viii) all other documents filed by the Company pursuant to
                     Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein, in any supplement or amendment hereto or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any supplement or amendment hereto modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any supplement or amendment hereto.

     Neither the delivery of this Prospectus nor any sale of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its affiliates since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

     Copies of any information incorporated by reference herein will be provided without charge (other than exhibits to the information, unless such exhibits are themselves specifically incorporated by reference) to any person to who receives this Prospectus upon written or oral request of such person. Requests for such copies are to be directed to the Chief Financial Officer of the Company, at the Company's offices located at 700 Wachovia Center, Gainesville, Georgia 30501. The Company's telephone number is (770) 531-9927.

                               PROSPECTUS SUMMARY

THE COMPANY

         Credit Depot Corporation (the "Company") is a mortgage finance company engaged in originating, purchasing, and selling first and second mortgage loans secured by single family (one to four family) residences made to credit-impaired individuals who are generally unable to obtain financing from conventional lending sources. The Company's customers borrow funds generally for debt consolidation or to refinance first mortgages on the customer's primary residence. The Company's mortgage loans are at higher interest rates than conventional mortgage loans, which the Company's customers are willing to incur because of their inability to obtain financing from conventional sources. While the typical borrowers from the Company may not have attractive credit histories due to a pattern of credit weakness, unverifiable income, insufficient credit history or a previous bankruptcy or insolvency, it is the Company's experience that these borrowers nevertheless have generally demonstrated an ability to make payments due under their loans. The Company believes its underwriting procedures generally enable it to determine which borrowers with substandard credit histories are likely to meet their mortgage obligations.

         The Company was incorporated in Delaware in 1990 and is the successor by merger to a corporation organized in 1986. Unless the context otherwise requires, reference to the "Company" includes the Company, its predecessor and its wholly-owned subsidiaries. The Company's principal executive offices are located at Wachovia Center, Suite 700, Gainesville, Georgia 30501 and its telephone number is 770-531-9927.

         All dollar amounts in this Prospectus, other than those relating the prices per share of the Common Stock have been rounded to the nearest $1,000.

THE OFFERING

         This Prospectus relates to the public offering of up to 8,419,630 shares of Common Stock, $.001 par value (the "Common Stock") by the holders thereof (the "Selling Securityholders "). The Common Stock offered by the Selling Securityholders hereunder is outstanding or is issuable upon conversion or exercise of currently outstanding shares of 11% Convertible Redeemable Preferred Stock (the 11% Preferred Stock), a convertible bridge loan, 10% Convertible Secured Notes (the "10% Notes"), and warrants to purchase Common Stock. The Selling Securityholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, names of the Selling Securityholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Securityholders" and "Plan of Distribution."

                                  RISK FACTORS

An investment in the Common Stock offered hereby is speculative and involves substantial risks. Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby.

         LIMITED REVENUES AND CONTINUING OPERATING LOSSES; ACCUMULATED DEFICIT. Although the Company's revenues increased to $5,918,000 for the year ended June 30, 1997, from $2,279,000 for the year ended June 30, 1996, during the fiscal year ended June 30, 1997, the Company incurred losses of $3,363,000 compared to losses of $4,115,000 for the fiscal year ended June 30, 1996. For the nine months ended March 31, 1998, the Company incurred losses of $9,932,000 ($6,420,000 of which were non-cash expenses recorded in conversion of debt to equity in October 1997) compared to losses of $1,022,000 for the nine months ended March 31, 1997, on revenues of $3,275,000 compared to $4,973,000 for the nine months ended March 31, 1997. In addition, at June 30, 1997, and March 31, 1998, the Company had accumulated deficits of $16,063,000 and $26,313,000, respectively. Although the Company had modest earnings for its 1992 fiscal year, it has incurred losses during all of its other fiscal years since 1991. Although the Company believes that the reduction of expenses associated with the conversion of debt to equity in October 1997, combined with expense reductions in certain operational areas and increased loan sales, will allow the Company to move toward or achieve profitability, there can be no assurance that the Company will not continue to post operating losses or that it will ever be able to achieve profitability.

         LIQUIDITY AND FINANCING REQUIREMENTS; REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS. The Company will require substantial additional capital in order to retire bridge loans and participations due July 31 and June 30, 1998, respectively, and to meet its operating expenses and finance its operations prior to the time, if ever, that the Company's operations result in positive cash flow. To the extent that sufficient financing is not available in the future, it could affect the Company's ability to originate and acquire mortgage loans. While the Company considers its warehouse lines of credit adequate for current levels of loan originations, there can be no assurance that the lines will be maintained, renewed or increased as future needs may require. In the absence of warehouse lines of credit, the Company would be required to cease operations. See the response to Item 5 of the February Current Report.

         As of March 31, 1998, the Company's debt under the 10% Notes was $1,170,000, the balance of outstanding bridge loans was $2,200,000, the balance of unpaid advances received against the Interest-Only Strip Receivable was $2,028,000. On the same date, the Company had other borrowings of $500,000 and the Company's other indebtedness was $11,818,000 and the Company had a working capital deficiency of $2,121,000.

         The Company is currently experiencing and, in the past, has experienced significant cash shortages resulting from the substantial outlays of cash required for its financing operations and losses from its operations. These cash shortages have negatively impacted loan originations, and in the absence of sufficient warehouse lines of credit, could be expected to do so in the future. The Company currently operates with a relatively small amount of unrestricted cash and has no cash reserves for any significant unplanned expenses. The Company has been seeking, and is continuing to seek, additional financing to meet its cash requirements and, most immediately, retire outstanding bridge loans and other indebtedness which is currently or will shortly become payable. There can be no assurance that the Company will be able to obtain necessary financing on terms not unfavorable to the Company, if at all. Furthermore, the Company will require substantial additional capital in the future. To the extent that the Company experiences cash shortages in the future, it may be required to sell mortgage loans on less favorable terms than it might otherwise be able to obtain and to curtail or eliminate its lending activities. There can be no assurance that the Company will be able to obtain, on acceptable terms, additional funds under lines of credit, or otherwise. If the Company experiences cash shortages and unless adequate funds are obtained, the Company will be required to curtail its lending activities and would be unable to comply with the terms of covenants contained in the agreements relating to indebtedness. The Company has not obtained any commitments with respect to any additional capital.

         Even if the Company is successful in raising additional capital, the Company may still require additional capital in the future. In recent years, the Company has financed its operations through private placements of debt and equity securities. There can be no assurance that the Company will not continue to require additional capital or that such capital, if required, will be available on terms not unfavorable to the Company, if at all. In the past, the Company has sought equity or debt financing or sold mortgage loans on terms less favorable than might otherwise be available to meet its capital requirements under these circumstances. The Company has, in the past, issued convertible securities which have resulted in substantial dilution to holders of Common Stock and future financings, if necessary, could result in further dilution to holders of Common Stock.

         The report of the Company's independent public accountants with respect to the Company's financial statements for the fiscal year ended June 30, 1997 included an explanatory paragraph which expressed substantial doubt concerning the ability of the Company to continue as a going concern.

         LOAN REPURCHASE AND LOSS OBLIGATIONS. The Company has sold loans pursuant to arrangements that require the Company to repurchase, at the request of the purchaser, certain loans, including any loan that becomes past due by over 90 days. The aggregate outstanding balance of all such loans subject to repurchase was $887,000 at March 31, 1998. On the same date, none of such loans was so overdue. From March 1996 to September 1997, the Company sold $108,626,000 of loans with a "first loss" provision, meaning if the purchaser forecloses upon a loan and takes a loss (or gain), the Company would be obligated to reimburse the purchaser for the loss (or be entitled to receive the proceeds from a gain). At March 31, 1998, loans sold in this manner had an outstanding balance of $72,016,000 and 2 such loans had been foreclosed upon and an aggregate loss of $44,000 was incurred by the Company. Pursuant to the terms of the Company's warehouse lines of credit, the lenders could request the Company to repurchase loans having an aggregate outstanding balance of $13,718,000 on March 31, 1998. The Company maintains a loan loss reserve which, in the opinion of management, is adequate to cover losses both from loans held by the Company for its own portfolio and for loans sold subject to repurchase and loss obligations. In the event, however, of increased rates of default, the Company may be required to repurchase additional loans or reimburse foreclosure losses or incur losses which would reduce the value of the Company's retained interest in the mortgage loans sold, which could have a material adverse effect on the Company's ability to originate or acquire new mortgage loans and on the financial condition and operations of the Company. There can be no assurance that the Company will have sufficient available cash to meet its repurchase and foreclosure loss obligations which would have a material adverse effect on the Company's ability to originate or acquire new mortgage loans and on the financial condition and operations of the Company.

         SERVICING ASSET/INTEREST-ONLY STRIP RECEIVABLE. Prior to December
1994, the Company sold the majority of its loans with the servicing retained and received a servicing fee and the right to receive a portion of the interest to be received on the mortgage loans. In addition, loans sold to a securitizer, while service released, were sold on the basis wherein the Company retained an ownership interest in a portion of the interest to be received on the mortgage loans. A large portion of the Company's revenue from both of these types of sales is recognized as a gain on sale of mortgage loan receivables, which primarily represents the present value of the cash flow resulting from the difference between the interest rate charged by the Company to a borrower and the interest rate received by the purchaser of the loan receivable (the "Spread"). If the Company retains the servicing, the Spread is reduced by a normal loan servicing fee, and the Company will record a corresponding asset equal to the amount of the gain as the Servicing Asset (the "SA"). If the Company retains an interest in the sold loan but does not perform the servicing, as in the case of the sales to Access Financial Corporation ("Access"), an Interest-Only Strip Receivable (the "I/O Strip") is recorded as the corresponding asset equal to the amount of the gain. The Company recognizes such gain on sale of loans in the fiscal year in which such loans are sold, although cash (representing SA and servicing fees or just the I/O Strip) is received by the Company over the lives of the loans. Both the SA and I/O Strip are computed in part based upon, and amortized over, the estimated lives of the loans.

         From March 1996 until September 1997 the Company sold substantially all of its mortgage loans to Access. The Company's gain on sale in these transactions was in the form of I/O Strips representing unsecured payment obligations of Access. In the event of a bankruptcy, insolvency or other financial difficulty of Access or if Access does not properly service the loans, the Company's ability to receive payments on account of the I/O Strips could be materially adversely affected and the Company could be required to write down their carrying value.

         Because the gain recognized in the year of sale is equal to the present value of the estimated future cash flows from the SA or I/O Strip, the amount of cash which the Company is entitled to receive over the lives of the loans can exceed the gain recognized at the time the loans were sold. In the subsequent years, the Company would recognize additional income and fees to the extent actual cash flows from such loans exceed the amortization of the SA or I/O Strip. If actual prepayments with respect to sold loans occur faster than they were projected at the time such loans were sold or loans go into foreclosure, the carrying value of the SA or I/O Strip is written down through a charge to earnings in the period of adjustment. During the year ended June 30, 1997 and the nine months ended March 31, 1998, the actual prepayments exceeded those previously anticipated at the time of the sale of the loans for the SA and the Company reduced the value of the SA previously recorded by $39,000 and $22,000 respectively, to reflect the actual prepayments incurred. In connection with the nine months ended March 31, 1998, the Company reduced the value of the I/O Strip previously recorded by $2,006,000 to reflect continued prepayment at higher than anticipated levels. See the response to Item 5 of the February Current Report. There can be no assurance that a change in the prepayment speed of the loans underlying the SA or I/O

Strip or other change in the assumptions used to calculate the original value of the SA or I/O Strip will not necessitate a significant write-down in the carrying value of the SA or I/O Strip in the future.

         LEVERAGE AND DEBT SERVICE. As of March 31, 1998, the Company's aggregate indebtedness, excluding trade payables and accrued liabilities, was $17,716,000 of which $13,718,000 pertained to warehouse lines of credit or mortgage participations secured by the underlying mortgage loans. Since December 31, 1997, the Company has added $750,000 to a bridge loan maturing on July 31, 1998, bringing the total of the bridge loans to $2,200,000. The Company may incur additional indebtedness in the future.

         The degree to which the Company is leveraged may materially adversely affect the Company for the following reasons, among others: (i) the Company's ability to obtain additional financing in the future for working capital, general corporate purposes or other purposes may be limited or impaired; (ii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iii) certain of the instruments governing such indebtedness contains financial and restrictive covenants, the failure to comply with which will result in an event of default which, if not cured or waived, could have a material adverse effect on the Company

         DEFAULTS ON CUSTOMER LOANS; HIGH DELINQUENCY RATE. The lending business is subject to the risk that borrowers will not satisfy their debt service payments, including interest charges and principal amortization obligations. The Company's borrowers typically do not meet the credit standards established by commercial banks and other conventional lenders because of the borrowers' credit histories (due to circumstances such as a pattern of credit weakness, unverifiable income, insufficient credit history or previous bankruptcies or insolvencies) or other factors. Thus, there can be no assurance that such borrowers will be able to meet their repayment obligations to the Company. If the Company experiences defaults on its loans and if the properties securing such loans cannot be sold for amounts sufficient to repay the balances of the outstanding loans and expenses related thereto, the Company will not recover the balances of the originated loans. Further, in the event of a default by a borrower, the Company may experience procedural or other delays in enforcing its rights as a mortgagee and may incur significant costs associated with protecting its investment. Of the 194 mortgage loans originated by the Company from July 1, 1994, through March 31, 1998, which were held by the Company on March 31, 1998 or sold prior thereto on a service retained basis, having an aggregate principal balance of $8,858,000, two mortgage loans have been foreclosed (0.4% of such aggregate principal balance) and borrowers under 13 mortgage loans, with an aggregate principal balance of $430,000 (4.9% of such aggregate principal balance), have sought protection from creditors pursuant to Federal bankruptcy laws. In addition, at March 31, 1998, $633,000 aggregate principal balance outstanding (7.1% of the principal balance of loans outstanding at such date) were overdue by more than 60 days.

         The following table sets forth the delinquency rate on mortgage loans originated by the Company which were held on the dates indicated or sold prior thereto on a servicing retained basis:


                                                                March 31,
                                    ------------------------------------------------------------------

                                    1998               1997                1996                  1995
                                    ----               ----                ----                  ----

DELINQUENCY RATES
30-59 days                          0.30%              1.11%               4.23%                 6.77%
60-89 days                          0.35%              0.23%               0.51%                 3.30%
90-119 days                         0.53%              1.96%               0.38%                 0.00%
120 days & over                     6.61%              5.25%               6.99%                 6.11%





         CHANGES IN COMPANY STRATEGY. The Company had adopted a strategy of geographical expansion to increase its mortgage loan production and sales of mortgage loans to Access in transactions in which the Company's premiums were in the form of the the I/O Strip. While this strategy increased the Company's revenues on sale of mortgage loans, it also increased the Company's capital requirements because the gain on sale was in the form of a non-cash receivable which would only be reduced to cash over the lives of the mortgage loans. The Company has recently determined that it would require too much additional capital to continue this strategy. Accordingly, since September 1997, all mortgage loans sold by the Company have been sold on a whole loan basis in transactions in which the premiums were paid in cash. Sales of mortgage loans on this basis are expected to result in lower gains on sale and, therefore, the Company will need to substantially increase its loan volume to reduce its operating losses and become profitable. To do so, the Company will require additional capital and maintain its current warehouse credit facilities. There can be no assurance that the Company will be successful and that the Company will not continue to incur losses. See "Recent Developments."

         LOWER CREDIT STANDARDS FOR BORROWERS. Although the Company has maintained a policy of originating mortgage loans only to borrowers whom it believes will make payments on such loans, the Company's credit standards are lower than the credit standards typically established by commercial banks and other conventional lenders. The Company's borrowers typically would not have satisfied the creditworthiness standards established by commercial banks and other conventional lenders because of the borrowers' credit histories, income levels, or a combination of these factors, and many of such borrowers would be categorized as "high risk" by conventional lenders and would generally be unable to obtain mortgage financing from such lenders. Thus, there can be no assurance that the Company's borrowers will be able to pay all sums due under their loans, including scheduled principal and interest payments thereunder. In addition, the Company does not typically restrict a borrower from incurring indebtedness secured by the property subject to the Company's mortgage which is subordinate to the Company's first mortgage. Accordingly, borrowers may incur indebtedness in excess of their abilities to pay, thereby impairing their ability to repay the mortgage loans.

         POSSIBLE DECLINE IN REAL ESTATE VALUES; ECONOMIC CONDITIONS. An overall decline in the residential real estate market or in the residential real estate market in particular states in which the Company originates mortgage loans or the general condition of particular properties, together with other related factors, could adversely affect the values of the properties securing the Company's mortgage loans. Therefore, in a continuing period of economic decline, the rates of delinquencies, foreclosures and losses on mortgage loans could be higher than those heretofore experienced by the Company and in the mortgage lending industry in general. In addition, adverse economic conditions (which may adversely affect real property values) may affect the timely payment by borrowers of scheduled payments of principal and interest on the mortgage loans. To the extent real estate values may decline, the amount which may be recovered on the foreclosure and sale of properties upon mortgage loan defaults may also decline, and the Company may be unable to sell such foreclosed properties on a timely basis or on terms acceptable to the Company. As of March 31, 1998, the Company held real estate acquired as a result of foreclosures representing a principal balance of defaulted loans of $38,000, which properties may or may not be sold at prices equal to the value of the principal and accrued interest on the foreclosed loans. There can be no assurance that the loan-to-value ratios of such loans, determined as of a date subsequent to the origination date, will be the same or lower than the loan-to-value ratios for such loans, determined as of the origination date.

         INTEREST RATE FLUCTUATIONS AND PREPAYMENT. The Company is directly affected by the level of and fluctuations in interest rates and is dependent upon the Company's ability to earn a spread between the earnings on its assets and the costs of its liabilities, including the interest rates payable on the indebtedness incurred by the Company to provide funds for the origination or acquisition of mortgage loans. Additionally, the value and effective maturity of the Company's assets and the cost and duration of its liabilities are affected by changes in interest rates. While the Company monitors the interest rate environment, there can be no assurance that the potential profitability and/or liquidity of the Company would not be adversely affected during any period of unexpected volatility in the interest rate environment. A continued or significant reduction in interest rates also could decrease the number of the loans underlying the Interest-Only Strip Receivable and Servicing Asset by increasing the level of loan prepayments, and thereby result in write-down of those assets. See the response to Item 5 in the February Current Report.

         DEPENDENCE ON SECONDARY MARKETS. The Company originates and acquires mortgage loans with a view to selling the mortgage loans to third parties rather than holding such mortgage loans for its own account. Accordingly, the Company is dependent upon its ability to sell its loans to third party investors. In the event that the Company's mortgage loans are or become unattractive to investors or investors choose not to purchase the Company's loans for any other reason, the Company's inability to sell its loans would have a material adverse effect on the business and operations of the Company.

         BALLOON MORTGAGES. Until October 1994, substantially all of the Company's mortgage loans had been balloon loans that provided for equal monthly payments, consisting of principal and interest, based generally on a 15-year amortization schedule, and a single payment of the remaining balance of the balloon loan five years after origination. Amortization of a balloon loan based on a scheduled period that is longer than the term of the loan results in a remaining principal balance at maturity that is substantially larger than the regular scheduled payments. If borrowers are unable to refinance the amounts due upon the maturity date of the balloon mortgage loans, borrowers may default on the "balloon" principal payments due at maturity. At March 31, 1998, the Company was servicing $2,872,000 of balloon loans either in the Company's own portfolio or for other entities with respect to which the Company is liable for any defaults.

         ENVIRONMENTAL CONSIDERATIONS. In certain circumstances, state and Federal laws may impose statutory liens for the cleanup costs expended by state or Federal governments on account of hazardous wastes or hazardous substances released or disposed of improperly. Such a lien generally will have priority over all subsequent liens on the property and, in certain instances may have priority over prior recorded liens, including the lien of a mortgage. In addition, under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), owners and operators of a contaminated property are among the class of persons and entities liable for such cleanup costs. CERCLA provides a "security interest exemption" under Section 101(20) for persons who, without participating in the management of a contaminated facility, hold an "indicia of ownership" in the property primarily to protect a security interest. Such a party may, however, lose this exemption in the event that: (i) the party participates in management activities to an extent beyond merely protecting its security interest; or (ii) the party forecloses on the contaminated property and thereafter conducts itself in such a way as to engage in management beyond mere protection of a security interest. While the Company intends to make every effort to comply with the foregoing guidelines, there can be no assurance that the Company, after acquisition of title to a property following default, may not engage in activities which may cause it to lose its security interest exemption with respect to specific properties.

         LEGAL CONSIDERATIONS; GOVERNMENT REGULATIONS. The origination, servicing and collection of mortgage loans are subject to state regulation and law with respect to interest rates, permissible charges, disclosure to borrowers, legal and equitable principles regarding protection of consumers and unfair and deceptive practices. The origination, servicing and closing of mortgage loans are also subject to Federal laws, including: (i) the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the mortgage loans;
(ii) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;
(iii) the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience; and (iv) the Real Estate Settlement Procedures Act ("RESPA"). See the response to Item 5 of the February Current Report.

         The Company's mortgage banking business is subject to extensive regulation, supervision and licensing by Federal and state authorities. Regulated matters include, without limitation, maximum interest rates and fees which may be charged by the Company, disclosures in connection with loan originations, credit reporting requirements, servicing requirements, Federal and state taxation, and multiple qualification and licensing requirements for doing business in various jurisdictions. While the Company believes that it maintains all requisite licenses, permits and approvals and is in compliance in all material respects with applicable Federal and state regulations, there can be no assurance that more restrictive laws or regulations will not be adopted which could make compliance in the future more difficult and/or more expensive. Legislative and regulatory proposals are periodically advanced which, if adopted, could adversely affect the Company's profitability or the manner in which the Company conducts its activities. See the response to Item 5 of the February Current Report.

          RISKS ASSOCIATED WITH TRUTH-IN-LENDING ACT LAWSUITS. Borrowers have brought and may continue to bring lawsuits against lenders, many in the form of class action suits, asserting violations of the Truth-In-Lending Act ("TILA") and RESPA, including the alleged failure of mortgage lenders to properly disclose to the borrowers certain fees associated with the subject mortgage loans. Judgments entered against lenders have been harsh, including mandatory civil penalties and rescinding mortgage loans. There can be no assurance that the Company will not be involved in similar lawsuits in the future, the result of which could have a material adverse affect on the future of the Company. To date, the Company has been involved in one such action, which was settled for nominal consideration, and is a defendant in another action. See the response to
Item 5 of the February Current Report.

          RISKS OF EXPANSION. The Company is pursuing a growth strategy and intends to hire additional personnel in the future. The success of the Company's planned expansion will depend on numerous factors, many of which are beyond the Company's control, including, among other factors, the securing of necessary governmental permits and regulatory approvals, the hiring and training of management personnel, the terms and availability of financing and other general economic and business conditions. Any problems or delays encountered in any one or more of these areas can result in delays in the opening of branch offices. There can be no assurance that the Company will effectively manage its expanding operations and anticipate all of the changing demands that its planned expansion will impose on its resources.

          CONTROL BY OFFICERS AND DIRECTORS. The Company believes that its executive officers and directors beneficially owned or may be deemed to, directly or indirectly, otherwise have voting control of 538,334 shares of Common Stock as of March 31, 1998, representing approximately 9.4% of the Company's shares of Common Stock outstanding at such date. The foregoing includes shares held by affiliates of such persons and shares which may be acquired upon exercise or conversion of securities held by them. As a result of such ownership, they will as a practical matter, have the ability to direct substantially all matters requiring approval by the stockholders of the Company, including the election of directors. Furthermore, such ownership could discourage the possible takeover of the Company or make the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their shares of Common Stock, or otherwise dilute the rights of holders of Common Stock and the market price of Common Stock.

          RESTRICTIVE COVENANTS. The security agreement pursuant to which $1,170,000 of 10% Notes are still outstanding contains various operating covenants including, among others, restrictions on the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, to pay dividends on Common Stock and to sell or otherwise dispose of assets and merge or consolidate with another entity without approval of a requisite majority of the 10% Note holders. Any failure of the Company to comply with the covenants contained in the 10% Notes could result in an event of default under the Notes which could permit acceleration of the obligations thereunder and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. Other indebtedness of the Company in the future could contain financial and other covenants more restrictive than those contained in the 10% Notes.

          In connection with bridge loans of the Company aggregating $2,200,000 and which are payable on July 31, 1998, the Company has agreed to various operating covenants including, among others, restrictions on the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, to pay dividends on Common Stock and to sell or otherwise dispose of assets and merge or consolidate with another entity. Any failure of the Company to repay the bridge loans when due or to comply with such would result in an event of default which could permit acceleration of the obligations thereunder and acceleration of debt under other instruments that contain cross-acceleration or cross-default provisions. Other indebtedness of the Company in the future including any future warehouse financing facility that the Company is likely to seek could contain financial and other covenants more restrictive than those described above.

          SHARES ELIGIBLE FOR FUTURE SALE. At March 31, 1998, the Company had 5,748,575 shares of Common Stock outstanding. Of these shares, 1,883,171 are freely transferable without restriction or further registration under the Securities Act. The remaining shares of Common Stock currently outstanding are "restricted securities" or owned by affiliates within the meaning of such term in Rule 144 promulgated under the Securities Act, and which are currently eligible for sale in the public market in reliance upon Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined in Rule 144, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a prescribed notice with the Commission with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Where a minimum of two years has elapsed between the later of the date of the acquisition of restricted securities from an issuer or from an affiliate of an issuer and any resale thereof in reliance on Rule 144 for the account of either the initial acquiror or any subsequent holder, a person who has not been an affiliate of the Company for at least the three months immediately preceding the sale is entitled to sell such securities under Rule 144 without regard to any of the limitations described above. Sales of substantial amounts of Common Stock in the public market under Rule 144, pursuant to registration statements or otherwise could adversely affect the prevailing market price of the Common Stock.

         EFFECT OF OUTSTANDING CONVERTIBLE SECURITIES, OPTIONS AND WARRANTS. The Company has outstanding (i) securities convertible into 2,341,742 shares of Common Stock, (ii) warrants for the purchase of an aggregate of 2,462,184 shares of Common Stock and (iii) options to purchase an aggregate of 334,900 shares of Common Stock. Additional shares of Common Stock could become issuable pursuant to anti-dilution adjustments under the terms of such securities. The Company has an additional 566,600 shares of Common Stock reserved for issuance under its 1993 Stock Option Plan. For the respective terms of such convertible securities, warrants and options, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interests of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such convertible securities, options and warrants. The holders of the convertible securities, warrants and options may convert or exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein.

          MARKET FOR COMMON STOCK. There is not significant trading volume in the Company's Common Stock and, accordingly, there can be no assurance that holders of the Company's Common Stock will be able to sell their Common Stock when they desire to do so. The market price of the Common Stock is subject to rapid and significant fluctuations based upon general market conditions and in response to press releases and reporting of quarterly financial results by the Company. The reaction in the stock market to such news can often be unrelated or disproportionate to the operating performance of the Company.

          POSSIBLE DELISTING FROM NASDAQ. Although the Company believes that the continued listing of the Company's Common Stock on NASDAQ is important for the marketability of the Common Stock and the prestige of the Company in the financial community, the Company's Common Stock may be delisted from NASDAQ for failure of the Company to meet the minimum tangible net worth or minimum bid price requirements for continued listing on NASDAQ. See the response to Item 5 of the February Current Report. In addition, the Company has been notified by NASDAQ that unless the Company's Common Stock has a closing bid price of at least $1.00 for ten consecutive trading days on or before July 6, 1998, the Company's Common Stock may be delisted from NASDAQ.

         DIVIDEND POLICY AND RESTRICTIONS. THE COMPANY HAS NEVER PAID ANY CASH DIVIDENDS ON ITS COMMON STOCK AND HAS NO PRESENT INTENTION TO DECLARE OR TO PAY CASH DIVIDENDS ON ITS COMMON STOCK. IT IS THE PRESENT POLICY OF THE COMPANY TO RETAIN ANY EARNINGS TO FINANCE THE GROWTH AND DEVELOPMENT OF THE COMPANY'S BUSINESS. THE COMPANY WILL BE RESTRICTED FROM PAYING DIVIDENDS ON THE COMMON STOCK UNLESS CUMULATIVE DIVIDENDS ON THE COMPANY'S OUTSTANDING PREFERRED STOCK HAVE FIRST BEEN PAID. PROVISIONS WITHIN THE SECURITY AGREEMENT FOR THE 10% NOTES ALSO RESTRICT PAYMENT OF DIVIDENDS ON COMMON STOCK.

         COMPETITION. As a marketer of sub-prime mortgage loans, the Company faces intense competition. Many of the competitors are substantially larger and have more capital and resources than the Company. Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, and interest or credit terms.

         DEPENDENCE ON KEY PERSONNEL. The Company's future performance is dependent to a significant degree upon the services of its key executive officers. The loss of services of key officers could have a material adverse impact on the Company. Additionally, the loss of several key operations personnel during a short period of time could negatively impact the Company's expansion plans and impair the ability of the Company to recruit qualified personnel.

 "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
                                      1995

     Certain statements contained in the "Prospectus Summary" and "Risk Factors" regarding matters that are not statements of historical fact, including statements relating to plans, strategies, expectations and future economic results, are forward-looking statements within the meaning of Section 27A of the Securities Act. Actual results may differ materially from the statements made, as a result of various factors, including risks associated with the Company's mortgage loan investments, such as the risks of defaults on mortgage loans, economic and other factors which impact real estate values and prevailing interest rates, the Company's ability to originate a sufficient volume of mortgage loans, the Company's ability to resell the mortgage loans in the secondary market, and other factors which are listed from time to time in the Company's Securities and Exchange Commission filings.



                               RECENT DEVELOPMENTS



         The Company's target customer base consists of homeowners with equity of at least 20% in their homes (typically with values ranging from $35,000 to $300,000), a debt-to-gross-income ratio averaging 35%, and stable employment. Although the Company typically requires that the loan-to-value (as reflected in an appraisal) ratio for mortgage loans that it originates or acquires be no greater than 80%, the Company's standards with respect to the other three criteria have been lower than those typically applied by conventional lenders. During the nine months ended March 31, 1997 and 1998, the Company originated $64,584,000 and $61,923,000 of loans, respectively. The average original principal balance of the loans originated by the Company during the nine months ended March 31, 1997 and 1998, was $51,000 and $52,000, respectively, with an average annual interest rate to the Company of approximately 11.8% and 11.1%, respectively. During the year ended June 30, 1997, and the nine months ended March 31, 1998, approximately 92% and 91%, respectively, of the Company's loans originated for each period had an original principal balance of between $10,000 and $150,000. For the year ended June 30, 1997 and the nine months ended March 31, 1998, the weighted average loan-to-value ratio at the time of origination of the Company's loans originated was 69% and 74%, respectively, and the weighted average debt-to-gross-income ratio for the Company's borrowers was 36% and 35%, respectively.

         In September 1997, the Company began selling its loans to several different investors and was therefore able to expand its product line to include second mortgages, adjustable rate mortgages, combination fixed and adjustable rate mortgages, and other products the Company was previously restricted in selling due to liquidity concerns and the Company's sales arrangement with a particular purchaser of the Company's loans.

         The Company's sales strategy since September 1997 has been to sell the loans originated by it for a cash premium received at the time of sale, with no further interest in the loan or retention of servicing rights (referred to as selling loans "Whole").

         From March 1996 to September 1997, the Company sold $108,626,000 of loans originated or acquired by it (most of its production) to Access. Access accumulated loans from the Company and other companies and placed the loans into mortgage pools which were then sold to investors in securitization transactions. Access retained the servicing rights to the sold loans, and the Company did not receive any premium on loan sales to Access at the time of sale. Instead, the agreement between the Company and Access provided that the Company receive the difference between the interest rate charged to the borrower on the sold loan, and the lower contractual rate between the Company and Access, in cash each month as the borrower made payments on the loan. The Company recorded as the gain on sale from these transactions the present value of the portion of the stream of interest payments due the Company over the life of the loan, with several assumptions included in the calculation. The corresponding asset created is referred to as an "Interest-Only Strip Receivable" and is reported on the Company's balance sheet. Pursuant to the agreement with Access, the Company is obligated to reimburse Access for any losses incurred by Access on sales of foreclosed loans, and is also obligated to repurchase a loan previously sold under certain circumstances. A modification of the agreement in November 1997 permitted the Company to receive a partial cash advance against the interest stream due to the Company over the life of loan. While the type of sales agreement with Access generally results in a higher gain on sale than loans sold Whole, the Company believes the improved cash flow and lower contingency risk associated with the Whole loan sale is presently more beneficial to the Company and the Company's present plans now call for continued Whole loan sales.

         In March 1998, the Company received data on the recent performance of mortgage loan pools the Company sold to Access. Sales of loans to Access during this period generated the I/O Strip (the "Asset"). This data indicate that the assumptions used to estimate the value of the Asset (primarily the prepayment assumption) have changed significantly. Based upon such data, the Company reduced the amount of the Asset on the Company's balance sheet at March 31, 1998 by $2,006,000 to record an impairment loss, primarily to reflect the recent increase in prepayment speed of the mortgage pools. The Company monitors the performance of the mortgage pools underlying the Asset and will make further adjustments to the value of the Asset on a quarterly basis if the loan servicer reports indicate that the assumptions used to value the Asset have changed significantly.

         The Company has offices in thirteen states (Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Michigan, Mississippi, North Carolina, Ohio, South Carolina, Tennessee and Virginia) from which mortgage loans are originated. Subject to the availability of capital, the Company currently plans to continue to expand geographically by adding sales representatives in selected additional states and in states where the Company already does business. The sales representatives are based in their home or in a small executive suite. The Company has loan processing capabilities in three offices located in Georgia, North Carolina, and Ohio, and may add additional processing centers if loan production volume levels increase to certain levels.



                                 USE OF PROCEEDS

         The Common Stock offered hereby will be offered by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Common Stock.

                             SELLING SECURITYHOLDERS

         The following table sets forth certain information as of the date hereof, with respect to the Common Stock held by each Selling Securityholder. Except as set forth below, none of the Selling Securityholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years other than as a result of the ownership of the Common Stock. The Common Stock offered by this Prospectus may be offered from time to time by the Selling Securityholders named below:



                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Raymond A. Abt                                               16,180                  0.28%                16,180

14463 Washington Blvd.

University Hgts, OH 44118-4662


 Dipl. Ing. Roland Agne                                     152,221                  2.65%               115,221

Informationsbuero

Friesenplatz 5 D-50672

Cologne, Germany


Yong S. Ahn                                                  53,920                  0.93%                53,920

219 Hidden Pond Path

Franklin Lakes, NJ 07417


Alfredo Ambrosetti                                           34,839                  0.60%                24,339

Ambrosetti Group

Via delgi Omenoni 2

20121 Milan Italy


Applebaum Family Limited Partnership                         16,180                  0.28%                16,180

Irv Applebaum

4 Birnawoods Ln.

St. Louis, MO 63132




                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Arkansas Teacher's Retirement System                        371,441                  6.07%               299,441

c/o Kennedy Capital Mgmt.

10829 Olive Blvd.

St. Louis, MO 63141


E. H. Arnold                                                100,000                  1.71%               100,000

100 Wall St. 10th Floor

New York, NY 10005


Robert E. Atkins                                             10,790                  0.19%                10,790

22 Parkside Drive

Great Neck, NY 11021


Auer Von Welsbach AG                                        152,260                  2.58%               136,510

c/o AvW Invest AG

Haupstrasse 118

A-9201 Krumpendorf, Austria


BAii Asset Management                                        36,499                  0.63%                25,498

c/o T. Finn & Co.

Chase

P.O. Box 50000

Newark, NJ 07101-8006


BAii Asset Management                                        23,225                  0.40%                16,226

c/o Hare & Co.

Bank of New York

One Wall St.

New York, NY 10286


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
BAii Asset Management                                         9,958                  0.17%                 6,957

c/o Fram & Co.

200 Liberty Street

New York, NY 10281


John & Elizabeth Barrott                                     20,636                  0.36%                16,636

852 St. Ives Pl.

Cincinnati, OH 45255


J. M. Bearden                                               16,180                  0.28%                16,180

P.O. Box 229

Isola, MS 38754


Richard S. Benson                                            10,790                  0.19%                10,790

95 River St.

Hoboken, NJ 07030


Ronald Bero                                                  10,790                  0.19%                10,790

14550 Ridgemoor Dr.

Elm Grove, WI 53122


Leonard Blade                                                10,790                  0.19%                10,790

1207 N. Nokomis N.E.

Alexandria, MN 56308


Charles Brand                                                27,298                  0.47%                24,098

175 Boundary Rd..

Colts Neck, NJ 07722


David Braunstein                                             10,790                  0.19%                10,790

1604 Ugale Rd..

Wilmington, DE 19810


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
James H. Brennan  III                                        10,000                  0.17%                10,000

735 Broad St.

Chattanooga, TN 37402


Peter M. Burns (2)                                            5,022                  0.09%                 5,022

100 Wall St. 10th Fl

New York, NY 10005


O. Beirne Chisolm                                            41,271                  0.71%                33,271

21 Stepping Stone Lane

Greenwich, CT 06830


Barbara B. Chisolm                                           20,636                  0.36%                16,636

21 Stepping Stone Ln.

Greenwich, CT 06830


O. Beirne  & Barbara Chisolm                                 20,636                  0.36%                16,636

21 Stepping Stone Ln.

Greenwich, CT 06830


Corbert L. Jr. Clark                                         16,180                  0.28%                16,180

210 Benson Drive

Walnut Ridge, AR 72476


John C. Clifford                                            123,814                  2.11%                99,814

5305 S. Van Marter Ct.

Spokane, WA 99206


Maria Conte                                                  34,839                  0.60%                24,339

Ambrosetti Group

Via delgi Omenoni 2

20121 Milan Italy


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------

Ronald D. Cowan                                              10,790                  0.19%                10,790

10201 Cr. 3050

Rolla, MO 65402


Joseph & Antonina D'Amadeo                                   29,460                  0.51%                29,460

150 Freedom Ave

Staten Island, NY 10314


Guerino & Frances DeLuca                                     26,960                  0.47%                26,960

5953 Belmont St.

Dearborn Heights, MI 48127


Steven J. Dennis                                             10,790                  0.19%                10,790

24 Mentone Dr.

Carmel, CA 93923


Samuel R. Dunlap,  Jr.                                       62,813                  1.08%                17,000

341 Normandy Circle

Gainesville, GA 30506


Douglas A. Dyer                                              10,000                  0.17%                10,000

735 Broad St.

Chattanooga, TN 37402


Robert Edmondson                                             16,180                  0.28%                16,180

1158 5th Ave

New York, NY 10029


Harry or Cynthia Farnham                                     16,180                  0.28%                16,180

7006 McKamy Blvd.

Dallas, TX 75248


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------

Lawrence Feldhacker                                          16,180                  0.28%                16,180

14949 Chandler Rd..

Omaha, NE 68138


Dipl. Ing. Friedrich Forstbach                               34,839                  0.60%                24,339

Informationsbuero

Friesenplatz 5 D-50672

Cologne, Germany


Dennis Fortin                                                53,920                  0.93%                53,920

26 Brookside Dr.

Easton, CT 06612


John Friedman                                                16,180                  0.28%                16,180

c/o Katretas Food Inc.

1012 Tuckerton Court Rd..

Reading, Pa 19605


Kent B. Garlinghouse                                         32,360                  0.56%                32,360

2001 Wildwood Lane

Topeka, KS 66614


Gary Garson                                                   3,000                  0.05%                 3,000

55 Public Square

Cleveland, OH 44113


James Gerchow                                                26,960                  0.47%                26,960

404 Union

Bronson, MI 49028


The Global Opportunity Fund, Ltd.                         1,267,099                 18.06%             1,160,849

Charlotte St. P.O. Box N-9204

Nassau, Bahamas


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Hans Gruter                                                  41,271                  0.71%                33,271

Informationsbuero

Friesenplatz 5 D-50672

Cologne, Germany


Douglas Hailey (2)                                            5,022                  0.09%                 5,022

100 Wall St. 10th Fl

New York, NY 10005


Howard Hall Jr.                                              20,636                  0.36%                16,636

3539 Mary Taylor Rd.

Birmingham, AL 35235


Howard Hall Sr.                                              41,271                  0.71%                33,271

3539 Mary Taylor Road

Birmingham, AL  35235


Tommy Harman                                                 10,790                  0.19%                10,790

5475 Mark Dabling Blvd.

Ste. 200

Colorado Springs, CO 80918


Heckert Construction Co., Inc.                               21,570                  0.37%                21,570

746 E. 520th Ave

Pittsburgh, KS 66762


Samuel S. Hemingway                                          25,000                  0.43%                25,000

801 N.W. 42nd St.

Seattle, WA 98107


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Rainer Heubach                                              365,817                  5.98%               255,567

Unterbergstrasse 104

A-5084 Grossgmain

Salzburg Austria


Jeffrey Hipp                                                 16,180                  0.28%                16,180

5 Jamie Way

Norwalk, Oh 44857


John E. Houser                                               10,790                  0.19%                10,790

20 Savannah Cir.

Union Grove, AL 35125


Intergroup Corp., The                                       323,550                  5.33%               323,550

P.O. Box 80037

San Diego, CA 92138-0037


Scott Isaak                                                  16,180                  0.28%                16,180

11450 Hwy 2 E

Coulee City, WA 99115


Jackt Holdings Corp.                                        500,000                  8.00%               500,000

Avieneda Justo Arrosemena, Calle 32

Panama 5, Rep. of Panama


Kadish, Hinkle, Weibell & Co.                                 1,000                  0.02%                 1,000

1717 East 9th St. Suite 2112

Cleveland, OH 44114


Armin Kaiser                                                100,000                  1.71%               100,000

Drosselweg 13 D-70839

Gerlingen Germany


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------

Dwain Kasel                                                   7,550                  0.13%                 7,550

2440 N. Dunlap

Roseville, MN 55113


Leslie A. Kaser                                              16,180                  0.28%                16,180

806 Apollo Ave

Osborne, KS 67473


Dipl. Ing. Friedel Kellermann                                34,839                  0.60%                24,339

Informationsbuero

Friesenplatz 5 D-50672

Cologne, Germany


Donald Kent                                                  16,180                  0.28%                16,180

715 Georgia Ave

Chattanooga, TN 37402


Celia Klein                                                  20,636                  0.36%                16,636

215 Beaumont St.

Brooklyn, NY 11235


Ronald R. Koch Living Trust                                  26,960                  0.47%                26,960

P.O. Box 51053

Palo Alto, CA 94303


Richard Kramer                                               10,318                  0.18%                 8,318

730 Oak Lane

Franklin Lakes, NJ 0741


Lancer Offshore, Inc.                                       144,449                  2.45%               116,449

Kaya Flamboyan 9

Curacao Netherlands Antilles


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Lancer Partners, L.P.                                       680,975                 10.59%               548,975

237 Park Ave.

New York, NY 10017


Larson Family Trust c/o Miles & Joan                         20,636                  0.36%                16,636

115-44th St.

Newport Bch, CA  92663


Gustave Levinson                                             26,960                  0.47%                26,960

1200 Merriman Rd..

Akron, Oh 44313


Michael Lyon                                                 10,790                  0.19%                10,790

3326 Prince Charles Ct.

Falls Church, VA 22044


Michael Madie                                                10,790                  0.19%                10,790

277 West End Ave #1D

New York, NY 10023


John Marcus                                                  26,960                  0.47%                26,960

11559 Rock Island Ct.

Maryland, Heights, MO 63043


Donald & Jacqueline McCulloch                                10,790                  0.19%                10,790

820 Oakmere Pl.

N. Muskegon, MI 49445


Richard P. McKibben Trust                                    41,271                  0.71%                33,271

1167 W. Samalayuca Dr

Tucson, AZ 85704

                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Geneva A. Meis                                               10,790                  0.19%                10,790

25 Jade Dr.

Victoria, TX 77904


Michigan Employee's Retirement                              807,925                 12.32%               665,425
System

c/o Kennedy Capital Mgmt.

10829 Olive Blvd.

St. Louis, MO 63141


Rudolph Miles                                                16,180                  0.28%                16,180

3905 Elamingo Dr.

El Paso, TX 79902


Thomas Morrissey                                             26,960                  0.47%                26,960

236 W. Detweiller Dr.

Peoria, IL 61615


Muico & Company                                             209,038                  3.51%               146,038

c/o Putnam Investments

One Post Office Square

Boston, MA 02116


Carlos Munoz                                                 13,000                  0.23%                 3,000

589 Fifth Avenue

New York, NY 10017


Ronald Officer                                               16,180                  0.28%                16,180

23699 Hearthside Dr.

Barrington, IL 60010


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Richard Oh (2)                                                1,000                  0.02%                 1,000

100 Wall St. 10th Fl

New York, NY 10005


Fred Ostad                                                   10,790                  0.19%                10,790

320 E. 65th St. #619

NY, NY 10021


Vincent Palmieri (2)                                          1,000                  0.02%                 1,000

100 Wall St. 10th Fl

New York, NY 10005


Jay Petschek                                                  7,842                  0.14%                 6,322

87 Sheldrake Rd.

Scarsdale, NY 10583


Thea Petschek Trust                                          23,112                  0.40%                18,632

87 Sheldrake Road

Scarsdale, NY 10583


James Poole                                                  26,960                  0.47%                26,960

P.O. Box  81

Eutaw, AL 35462


Portsmouth Square                                           107,850                  1.84%               107,850

P.O. Box 80037

San Diego, CA 92138-0037


Dr. Dieter Quast                                             34,839                  0.60%                24,339

Informationsbuero

Friesenplatz 5 D-50672

Cologne, Germany


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Quintus Trust  (Kingsley & Co.)                             261,298                  4.35%               182,548

c/o Coyers Dill & Pearman, TTEE

Clarendon House Church St.

Hamilton, Bermuda


Steven Raddochia                                              3,327                  0.06%                 3,327

100 San Rico Drive

Manchester, CT 06040


Lousi E. Randle, Jr.                                         10,790                  0.19%                10,790

P.O. Box 681248

Indianapolis, IN 46268


Michael E. Recca (2)                                         10,044                  0.17%                10,044

100 Wall St. 10th Fl

New York, NY 10005


Dietrich Frhr. Von der Recke                                123,814                  2.11%                99,814

Ander Trift 17 D-31515

Steinhude Germany


Fritz Reimann                                               300,000                  4.96%               300,000

Osterkampsweg 48

D-26131 Oldenburg Germany


Robert Riccio                                                12,381                  0.21%                 9,981

78 Chelsea Road

Garden City, NY 11530


Dennis Roby                                                  10,790                  0.19%                10,790

R R #1, Box 87

Warrensburg, IL 62573



                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Jeffery & Barbara Sadar                                      16,180                  0.28%                16,180

6640 Ridgebury Blvd.

Mayfield Hts, OH 44124


Eric Sanderson                                               21,570                  0.37%                21,570

20 Old Stagecoach Dr.

Monson, MA 01057


Santa Fe Financial Corp.                                    323,550                  5.33%               323,550

P.O. Box 80037

San Diego, CA 92138-0037


Alan Schiff                                                  15,600                  0.27%                15,600

14 Laurel Hill Lane

Pepper Pike, OH 44124


Shelby Springs Stock Farm                                    20,636                  0.36%                16,636

3539 Mary Taylor Rd..

Birmingham, AL 35235


Jeffrey Sicular                                              16,180                  0.28%                16,180

99 North Broadway

Hicksvill, NY 11801


Alan Solomon                                                 10,400                  0.18%                10,400

8251 Pine Creek Ct.

Chargrin Falls, OH 44023


William Steele                                               12,940                  0.22%                12,940

216 Release Circle

Raleigh, NC 27615



                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Arthur & Marie Sterling                                      33,017                  0.57%                26,617

3000 Northmoor Trail

Long Beach, IN 46360


Gerald F. Sullivan                                           51,000                  0.88%                50,000

5255 Porter Lane

Gainesville, GA 30506


Franz Sveceny                                                34,839                  0.60%                24,339

Jorgerstr. 14

1180 Vienna

Austria


Sydney Investments Corp., Ltd.                               69,679                  1.20%                48,679

1370 Avenue of the Americas

New York, NY 10044


Garland S. Sydnor,. Jr.                                      37,750                  0.65%                37,750

8 Tapoan Rd..

Richmond, VA 23226


Eugene Szczepanski                                           21,570                  0.37%                21,570

35 Highland Ave

Worthington, OH 43085


James Tadych                                                 21,570                  0.37%                21,570

602 Meadowood Ln.

Brillion, WI 54110


Robert F. Taglich (2)                                        41,336                  0.71%                39,336

100 Wall St. 10th Fl

New York, NY 10005


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Michael Taglich (2)                                          41,336                  0.71%                39,336

100 Wall St. 10th Fl

New York, NY 10005


Thai Thai (2)                                                 1,916                  0.03%                 1,916

100 Wall St. 10th Fl

New York, NY 10005


Dr. Uwe Thieme                                              104,519                  1.79%                73,019

1370 Avenue of the Americas

New York, NY 10019


Heiko H. Thieme                                             333,334                  5.48%               333,334

1370 Avenue of the Americas

New York, NY 10019


John C. Thomas                                               45,517                  0.79%                28,000

200 N. Cobb Parkway Suite 200

Marietta, GA 30062


George Unbehaun                                             104,519                  1.79%                73,019

Reinberger Felbermaier & Partner

Bahnhofplatz 5

D-89073 Ulm

Germany


Vandergrift Fwd. Co.                                          6,191                  0.11%                 4,991

1 Evertrust  Plaza

Jersey City, NJ 07302


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Von Graffenried AG Privatbank                               209,038                  3.51%               146,038

Marktgass-Passage 3

Postfach 3000 Bern 7

Switzerland


VPM Verwaltungs AG                                          458,605                  7.39%               243,397

Thierwilerstrasse 10 CH-4103

Bottingham Switzerland


Thomas J. Waggoner                                           26,960                  0.47%                26,960

119-A W 6th St.

Briston, OK 74010


William Watkins                                              10,790                  0.19%                10,790

1204 Deerfield Ln.

Jackson, MS 39211


Roy Wescott, Sr.                                             10,790                  0.19%                10,790

P.O. Box 716

Manteo, NE 27954


Louis & Joanne Westfall                                      10,790                  0.19%                10,790

1 Westview Dr.

Sanford, NC 04073


Dr. Argil J.Wheelock                                         34,839                  0.60%                24,339

fbo Associated Urologists of

Chattanooga Deferred PSP

710 West Brow Road

Lookout Mountain, TN 37350


                                                          SHARES OF
                                                       COMMON STOCK         PERCENTAGE OF              NUMBER OF
                                                       BENEFICIALLY                SHARES           SHARES BEING
 NAME & ADDRESS                                           OWNED (1)           OUTSTANDING                OFFERED
 --------------                                           ---------           -----------                -------
Joel C. Williams                                             20,000                  0.35%                20,000

2 East Bryan St. 8th Floor

Savannah, GA 31401


Tad Wilson                                                   16,180                  0.28%                16,180

877 Maple Dr.

Spencer, IN 47460


Paul Winters                                                 10,790                  0.19%                10,790

1910 E. 86th St

Apt. 126

Bloomington, MN 55425


Dr. Lutz Wolfram                                             41,271                  0.71%                33,271

Vieringhausen 51 D-45857

Remscheid Germany


Totals                                                    9,689,403                                   8,419,630




---------------

(1) The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised or converted, as the case may be.

(2)  These persons are employed by Taglich Brothers, D'Amadeo, Wagner & Co.,
Inc.

     The Selling Securityholders have advised the Company that the shares of Common Stock to be offered by the Selling Securityholders represents all of such shares beneficially owned by them as of the date of this Prospectus.

     Since December 1997, Heiko H. Thieme has been a member of the Company's Board of Directors and its Chairman. Mr. Thieme is the President of The Global Opportunity Fund Limited ("Global") and its investment advisor. Reference is made to the Supplement dated December 8, 1997 to the Company's Proxy Statement dated November 21, 1997 with respect to certain material relationships between the Company and Mr. Thieme and his affiliates. Taglich Brothers, D'Amadeo, Wagner & Co., Inc. has provided consulting services to the Company since November 1997 and has agreed to continue to do so until May 1998. Such firm also acted as the Placement Agent for the Company's sale of 11% Preferred Stock for which it received a commission of $167,000.

     Between July 31, 1997 and March 13, 1998, Global loaned an aggregate of $1,100,000 to the Company for which it received the Company's 10% promissory notes in such aggregate amount due on April 30, 1998 and warrants for the purchase of an aggregate of 550,000 shares of the Company's Common Stock at a weighted average exercise price of $2.00 per share. In connection with such loans, the Company paid aggregate commissions of $35,000 to Thieme Securities, Inc.

     Reference is made to the documents incorporated herein by reference with respect to other relationships between certain Selling Securityholders and the Company.



                              PLAN OF DISTRIBUTION

     The Common Stock may be sold from time to time to purchasers directly by any of the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders for whom they may act as agent. The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of Common Stock may be deemed to by underwriters, and any commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Common Stock is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public other than commissions and discounts of underwriters, dealers or agents. Under agreements entered into with the Company, the Selling Securityholders, and any underwriter they may utilize, will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK



GENERAL

     Set forth below is a description of the material terms and provisions of the capital stock of the Company, which should be read in conjunction with the Certificate of Incorporation, as amended, of the Company (the "Certificate of Incorporation"), and the By-Laws, as amended, of the Company (the "By-Laws"). The Certificate of Incorporation and the By-Laws, are exhibits to the Company's Registration Statement on Form S-1 (Registration No. 33-37416) and are available from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or may be requested by writing to the Chief Financial Officer of the Company, at Wachovia Center, Suite 700, Gainesville, Georgia 30501.

COMMON STOCK

     The holders of Common Stock are entitled to one vote at all meetings of stockholders for each share held by them with respect to all matters upon which they have a right to vote. Shares of Common Stock have no preemptive rights and have no other rights to subscribe for additional shares of the Company, nor do the shares of Common Stock have any conversion rights or rights of redemption. All shares of Common Stock will participate equally in dividends, when, as and if declared by the Board of Directors, out of funds legally available therefor, and in net assets upon liquidation, subject to the rights of holders of preferred stock, if any. All shares of Common Stock currently outstanding and those which may be issued upon conversion of the 10% Notes, 11% Preferred Stock, convertible warehouse line or exercise of warrants are and will be duly authorized, validly issued, fully paid and nonassessable by the Company upon issuance. At March 31, 1998, there were 5,748,575 shares of Common Stock outstanding.

      Transfer Agent. The Company's transfer agent is Continental Stock Transfer & Trust Company, New York, New York.



PREFERRED STOCK

     General. The Certificate of Incorporation of the Company authorizes the issuance of 2,000,000 shares of Preferred Stock. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation, as amended, and without further action by the Company's stockholders, has the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. An issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock.

     9% Convertible Preferred Stock. Pursuant to a Certificate of Designation filed with the Secretary of the State of Delaware, the Company was authorized to issue a series of up to 320,000 shares of 9% convertible preferred stock (referred to as "Series A"), all of which was issued in October 1995. In October 1997 a conversion offer was approved by the Board of Directors, and holders of all remaining outstanding shares of the Series A Preferred Stock subsequently converted their Preferred Stock into Common Stock. No shares of Series A Preferred Stock are currently authorized or outstanding.



     11% Convertible Preferred Stock. Pursuant to a Certificate of Designation filed with the Secretary of the State of Delaware, the Company is authorized to issue a series of up to 60,000 shares of 11% convertible redeemable preferred stock (referred to as "Series B"). In April 1997, 16,740 shares were issued, all of which is currently outstanding. The following is a summary of the terms of the Series B Preferred Stock.



     Dividends The holders of the Series B Preferred Stock are entitled to receive, if, when and as declared by the Board of Directors out of funds legally available as prescribed by statute, cumulative dividends at the rate of 11% per annum per share on the liquidation preference of the Series B Preferred Stock, payable quarterly. Dividends will accrue and be cumulative to the extent not paid on any dividend payment date. No dividends may be paid on any shares of capital stock ranking junior to the Series B Preferred Stock (including Common Stock) unless and until all accumulated and unpaid dividends on the Series B Preferred Stock have been declared and paid in full. The Board of Directors has, at its discretion, an option to pay the quarterly dividend in the form of additional Series B Preferred Stock instead of cash until the quarterly payment of June 30, 1998, at a rate equivalent to the market price of the Common Stock. Dividends paid in Series B Preferred Stock after July 1, 1998 would be at a rate equivalent to 80% of the market price of the Common Stock. Furthermore, the dividend rate will increase 2% per quarter, commencing April 1, 2000, up to a maximum rate of 24% on any Series B Preferred Stock still outstanding at that time.



     Conversion Each share of Series B Preferred Stock is convertible, at any time prior to redemption, at the option of the holder, into shares of Common Stock at a conversion price initially equivalent to $2.50 per share. The number of shares of Series B Preferred Stock to be received upon conversion, and the price per shares of Common Stock are subject to adjustment from time to time in the event of (I) the combination, subdivision or reclassification of the Common Stock; (ii) the issuance of Common Stock as a dividend or distribution on any class of capital stock of the Company; and (iii) the distribution to all holders of Common Stock of evidences of the Company's indebtedness or assets (including securities, but excluding cash dividends or distributions paid out of earned surplus). Payment of accumulated and unpaid dividends will be made upon conversion to the extent of legally available funds. The conversion price of Series B Preferred Stock is subject to decrease based on the weighted average of the price of the Common Stock issued or issuable on conversion or exercise of securities convertible or exercisable for Common Stock, through April 16, 1998, subject to certain exclusions. During the second half of 1997, the Company effected a one-for-five reverse stock spilt and issued convertible debt, which adjusted the conversion price to $2.00 per share. The Company may purchase the Series B Preferred Stock for $.01 per share if the average closing price of the Common Stock for 20 out of 30 trading days is 200% or more of the conversion price upon 30 days notice.



     Redemption The Company may at its option, commencing in September 1999, redeem the shares of Series B Preferred Stock, in whole or in part, at a redemption price of $100.00 per share plus any accrued and unpaid dividends.



In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or the proceeds thereof, may be made or set apart for the holders of the Common Stock or any series or class of stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, a liquidating distribution of $100.00 per share plus any accumulated and unpaid dividends.



     Delaware Anti-Takeover Law. The Company is governed by the provisions of
Section 203 of the General Corporation Law of the State of Delaware ("DGCL"), an anti-takeover law enacted in 1988. In general, this law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. The DGCL contains provisions enabling a corporation to avoid the statutory restrictions described above through an amendment to its certificate of incorporation.







              DISCLOSURE OF COMMISSION POSITION AND INDEMNIFICATION

                         FOR SECURITIES ACT LIABILITIES



      Indemnification of Directors and Officers. ARTICLE Seven of the Registrant's Certificate of Incorporation, as amended, provides as follows:

              SEVENTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving a the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall be entitled to be indemnified by the Corporation to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater against expenses (including attorneys' fees), judgments, fines and amount paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such person.



     Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative )other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of any other corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation, may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, by agreement, vote, or otherwise.

     Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     EXPERTS



     The consolidated financial statements of the Company at June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, appearing in the Company's Annual Report on Form 10-KSB, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 12 to the consolidated financial statements) and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                  LEGAL MATTERS



     Certain legal matters relating to the Common Stock offered hereby has been passed upon for the Company by Reisman & Associates, P.A., Boca Raton, Florida.

                                     PART II



ITEM 14.  INFORMATION NOT REQUIRED IN THE PROSPECTUS

         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.





              S.E.C. Registration Fee                             $  2,065

              Professional  Fees and Expenses                     $ 16,500

              Miscellaneous                                       $  1,435
                                                                  --------

                      Total                                       $20,000



     All of the above expenses will be paid by the Registrant.



ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.



         ARTICLE Seven of the Registrant's Certificate of Incorporation, as amended provides as follows:



              SEVENTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving a the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall be entitled to be indemnified by the Corporation to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstances, whichever is greater against expenses (including attorneys' fees), judgments, fines and amount paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVENTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such person.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of any other corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, by agreement, vote, or otherwise.



ITEM 16.          EXHIBITS

3.1(a) Certificate of Incorporation of the Registrant, as amended prior to January 3, 1996. (1)

3.1(b)  Certificate of Designation dated October 10, 1995. (2)

3.1(c)  Amendment to Certificate of Incorporation dated January 3, 1996.

3.1(d)  Amendment to Certificate of Incorporation dated January 30, 1997. (3)

3.1(e)  Certificate of Designation dated April 22, 1997. (4)

3.1(f)  Amendment to Certificate of Incorporation dated October 24, 1997.

3.2 Certificate of Merger of Equithrift, Inc., a Georgia corporation, with and into the Registrant. (1)

3.2     By-Laws of the Registrant. (1)

4.1     Specimen Common Stock certificate. (1)

5.1     Opinion re legality.

23.1    Consent of Ernst & Young LLP.

23.2    Consent of Reisman & Associates, P.A. (included in Exhibit 5.1)

24.1    Power of Attorney. (included on signature page)

---------------

(1) These exhibits were filed as exhibits to the Registrant's Registration Statement on Form S-1 File No. 33-37416 and are incorporated herein by reference.

(2) This exhibit was filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1996 and is incorporated herein by reference.

(3) This exhibit was filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 1996 and is incorporated herein by reference.

(4) This exhibit was filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1997 and is incorporated herein by reference.

ITEM 17.          UNDERTAKINGS.



         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sells securities, a post-effective amendment to this registration statements to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on to the plan of distribution.

         (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on this 5th day of May, 1998.





                                        CREDIT DEPOT CORPORATION

                                        By: /s/ RALPH J. DeBEE, JR.
                                           ------------------------------------
                                            Ralph J. DeBee, Jr. President



                                                POWER OF ATTORNEY



         KNOW ALL MEN BY THESE PRESENTS, that each person whose signatures appears below under the heading "Signature" constitutes and appoints Ralph J. DeBee, Jr. and Charles Farrahar, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



 SIGNATURE                              TITLE                                                DATE

/S/RALPH J. DeBEE, JR.                  President, Chief Executive Officer                   May 6, 1998
--------------------                    and Director
Ralph J. DeBee, Jr.





/S/CHARLES FARRAHAR                     Chief Financial Officer                              May 6, 1998
------------------
Charles Farrahar





/S/MARVIN V. BOLT                       Director                                             May 6, 1998
----------------
Marvin V. Bolt





/S/GERALD F. SULLIVAN                   Director                                             May 6, 1998
--------------
Gerald F. Sullivan



/S/JOHN C. THOMAS, JR.                  Director                                             May 6, 1998
---------------------
John C. Thomas, Jr.





/S/HEIKO H. THIEME                      Director                                             May 6, 1998
-----------------
Heiko H. Thieme
